Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:   Glenn Eanes

Vice President and Treasurer

540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES THIRD QUARTER RESULTS

DECLARES CASH DIVIDEND

Winchester, Virginia (February 23, 2005) — American Woodmark Corporation (Nasdaq/NM: AMWD) today announced results for the third quarter ended January 31, 2005, and declared its quarterly dividend.

Net sales increased 12% from the prior year to $183,175,000. The Company had previously issued forward guidance that anticipated net sales growth of 8% to 12% over prior year. The increase in sales was experienced in both the new construction and remodel sectors, and was principally driven by higher unit volume and improved product mix.

Gross profit was 18.8% of sales, down from 20.8% the previous year, due primarily to the impact of underutilized capacity on fixed and semi-fixed overhead costs and an increase in freight expense. The Company experienced unfavorable leverage on overhead costs as capacity expanded at a faster rate than short-term demand.  Freight expense increased as a percentage of sales, as a result of general industry factors including driver availability, general operating expenses and the high cost of fuel.   Labor costs declined as a percentage of sales due to improved productivity.   Material costs were flat as a percentage of sales, as the Company was able to offset the rising price of raw materials through activities such as material substitution and process changes.

Selling, general and administrative costs decreased to 12.5% of net sales from 13.0% the previous year, as increased promotional expenses were more than offset by ongoing cost management efforts, and lower costs associated with the Company’s pay-for-performance employee incentive plans.

Net income for the quarter declined 7% to $7,083,000, or $0.42 per diluted share, compared with net income of $7,650,000, or $0.46 per diluted share, in the prior year.

Looking forward to the fourth fiscal quarter ending April 30, 2005, the Company anticipates increased demand in both the new construction and remodeling markets. The Company currently expects net sales to increase between 15% and 20% over the prior year. The Company expects continued pressure on margins from rising material and freight costs, but expects margins to improve from the third quarter of the current fiscal year, due to increased utilization of capacity. Based on higher volumes and improved gross margins, the Company currently believes that net income for the fourth quarter of 2005 will be in the range of $0.53 to $0.59 per diluted share, versus $0.50 in fiscal 2004.

The Board of Directors has approved a quarterly cash dividend of $0.03 per share to be paid on March 24, 2005, to shareholders of record on March 10, 2005.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates fifteen manufacturing facilities and ten service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended January 31		Nine Months Ended January 31
	2005	2004	2005	2004
Net Sales	$183,175	$162,859	$569,858	$487,186
Cost of Sales & Distribution	148,794	129,054	453,937	385,014

Gross Profit	34,381	33,805	115,921	102,172
Sales & Marketing Expense	16,623	14,447	49,154	44,886
G&A Expense	6,215	6,789	20,724	18,552

Operating Income	11,543	12,569	46,043	38,734
Interest & Other (Income) Expense	(68)	138	(86)	471
Income Tax Expense	4,528	4,781	17,990	14,933

Net Income	$7,083	$7,650	$28,139	$23,330

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	16,989,909	16,651,232	16,896,086	16,645,360
Earnings Per Diluted Share	$0.42	$0.46	$1.67	$1.40

Balance Sheet

	January 31 2005	April 30 2004
Cash & Cash Equivalents	$27,688	$29,432
Customer Receivables	39,375	48,286
Inventories	58,884	54,921
Other Current Assets	16,498	12,019

Total Current Assets	142,445	144,658
Property, Plant & Equipment	183,177	143,136
Other Assets	20,806	19,257

Total Assets	$346,428	$307,051

Current Portion – Long-Term Debt	$1,026	$988
Accounts Payable & Accrued Expenses	73,345	74,332

Total Current Liabilities	74,371	75,320
Long-Term Debt	27,376	18,028
Other Liabilities	27,580	20,558

Total Liabilities	129,327	113,906
Stockholders’ Equity	217,101	193,145

Total Liabilities & Stockholders’ Equity	$346,428	$307,051